*0000000000048891LP095506112009*

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials

$6,000,000.00	07-06-2009	06-13-2014	48891LP	04A0 / 17	87111489	11013

References above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Borrower:	Prime Financial Corporation 16 S Pennsylvania Ave Oklahoma City, OK 73107	Lender:	INTRUST Bank, N.A. 105 N Main P. O. Box One Wichita, KS 67202 (316) 383-1111

Principal Amount: $6,000,000.00	Date of Note: July 6, 2009

PROMISE TO PAY.  Prime Financial Corporation ("Borrower") promises to pay to INTRUST Bank, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount of Six Million & 00/100 Dollars ($6,000,000.00), together with interest on the unpaid principal balance from July 6, 2009, calculated as described in the "INTEREST CALCULATION METHOD" paragraph using an interest rate of 5.500% per annum based on a year of 360 days, until paid in full.  The interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT" section.

PAYMENT.  Borrower will pay this loan in 60 payments of $114,866.22 each payment.  Borrower's first payment is due July 13, 2009, and all subsequent payments are due on the same day of each month after that.  Borrower's final payment will be due on June 13, 2014, and will be for all principal and all accrued interest not yet paid.  Payments include principal and interest.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.

PREPAYMENT.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.   Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing or unless the Loan is paid in full, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments.  Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:  INTRUST Bank, N.A., Commercial Loans Dept., Attn:  Final Payment Clerk, 105 N. Main Wichita, KS  67202.

LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $100.00, whichever is less.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by 2.000 percentage points.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default.  Borrower fails to make any payment when due under this Note that is not cured within 2 business days after notice.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower that is not cured within 10 business days after notice.

Default in Favor of Third Parties.  Borrower or any Grantor defaults, which default has not been waived or cured, under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower that is not dismissed within 60 days.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower, unless all of the stock is transferred to an affiliate of Borrower.

Insecurity.  Lender in good faith believes itself insecure.

LENDER'S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including without limitation all attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER.  Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW.  With respect to interest (as defined by federal law) this Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Kansas without regard to its conflicts of laws provisions.  In all other respects, this Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Oklahoma without regard to its conflicts of law provisions. The loan transaction that is evidenced by this Note has been approved, made, and funded, and all necessary loan documents have been accepted by Lender in the State of Kansas.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Sedgwick County, State of Kansas.

DISHONORED ITEM FEE.  Borrower will pay a fee to Lender of $30.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL.  Borrower acknowledges this Note is secured by
Security Agreement dated 06/30/09 covering all of the personal property, equipment or inventory generally described on Exhibit "A" thereto, whether classified as equipment, inventory, accounts, contract rights, leases or general intangibles including all modifications, additions, replacements or substitutions thereto, together with all accessories, accessions, rebates and attachments, in whole or in  part, any related software (embedded or otherwise), all general intangibles, leases, accounts, contract rights, or any other property or rights, relating thereto or arising therefrom;

Assignment of Leases dated 06/30/09;

Subordination Agreement dated 06/30/09.

FINANCIAL STATEMENTS. Borrower covenants and agrees with Lender that Borrower will furnish to Lender,  in a form satisfactory to Lender, such financial information and statements as Lender may request from time to time, including, without limitation, balance sheet and income statements on a periodic basis and tax returns.  Borrower further covenants and agrees with Lender that all financial information and statements provided to Lender shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be certified by Borrower as being true and correct.  Borrower agrees to deliver financial information and statements requested by Lender no later than thirty (30) days after Lender's request for such information.

TERMS AND FEES IF REFINANCED. Borrower acknowledges that lender is under no obligation to refinance this Note upon its maturity.  Any refinance shall be at Lender's sole option and may include terms and conditions that differ materially from those contained in this Note.  Upon refinance, Bank may impose such fees and charges as the Bank deems appropriate, including, without limitation, a refinance fee, and if this Note evidences a line of credit, an unused commitment fee.

BORROWER'S AUTHORIZATION TO LENDER. Borrower hereby authorizes Lender, without notice, to sell, transfer, assign or grant participation in all or any part of Borrower's indebtedness evidenced by this Note.

REPLACEMENT OF LATE CHARGE PROVISION. The Late Charge provision set forth on Page 1 of this Note is hereby deleted and replaced with the following language:  "If a payment is 10 days or more late, Borrower will be charged 5% of the unpaid portion of the regularly scheduled payment or $100.00 whichever is less.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:PRIME FINANCIAL CORPORATION

NOTICE: This is a facsimile of the Promissory Note that was previously executed and delivered.  It is not intended to be executed or negotiated and any attempt to do so will be void.

By: _____________________________________________
Tony Shelby, Vice President of Prime Financial Corporation